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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                             CAPITAL AUTOMOTIVE REIT
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                                (NAME OF ISSUER)

                                  COMMON SHARES
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                         (TITLE OF CLASS OF SECURITIES)

                                    139733109
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                                 (CUSIP NUMBER)

                                DECEMBER 31, 2002
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                          (DATE OF EVENT WHICH REQUIRES
                            FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)
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CUSIP NO. 674627203                    13G                     PAGE 2 OF 6 PAGES

1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Groep N.V.
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
          Not Applicable                                 (b) [ ]
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
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                               5    SOLE VOTING POWER

                                    1,612,460*
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NUMBER OF SHARES               6 SHARED VOTING POWER
BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:              0
                               -------------------------------------------------
                               7 SOLE DISPOSITIVE POWER

                                    1,612,460*
                               -------------------------------------------------
                               8 SHARED DISPOSITIVE POWER

                                    0
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,612,460*
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                             [ ]
          Not Applicable
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.76%
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12        TYPE OF REPORTING PERSON

          HC
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*        Includes 23,160 shares held by Aeltus Investment Management LLC,
         250,000 shares held by ING Bewaar Maatschappij II BV, and 1,339,300 shares held by ING Asset Management, each of which are indirect wholly-owned subsidiaries of ING Groep N.V., ING Groep N.V. does not hold any shares directly.

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ITEM 1(A).          NAME OF ISSUER:

                    Capital Automotive Reit

ITEM 1(B).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    Capital Automotive Reit
                    8270 Greensboro Drive
                    Suite 950
                    McLean VA 22102

ITEM 2(A).          NAME OF PERSON FILING:

                    ING Groep N.V.

ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    Amstelveenseweg 500
                    1081 KL Amsterdam
                    P.O. Box 810
                    1000 AV Amsterdam
                    The Netherlands

ITEM 2(C).          CITIZENSHIP:

                    See item 4 on Page 2

ITEM 2(D).          TITLE OF CLASS OF SECURITIES:

                    Common Shares

ITEM 2(E).          CUSIP NUMBER:

                    139733109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: (Not Applicable)

         (a) [  ]   Broker or dealer registered under Section 15 of the
                    Securities Exchange Act of 1934, as amended
                    (the "Exchange Act");

         (b) [  ]   Bank as defined in Section 3(a)(6) of the Exchange
                    Act;

         (c) [  ]   Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act;

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         (d) [  ]   Investment company registered under Section 8 of the
                    Investment Company Act of 1940, as amended (the "Investment Company Act");

         (e) [  ]   Investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                    (E) under the Exchange Act;

         (f) [  ]   Employee benefit plan or endowment fund in accordance with
                    Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

         (g) [  ]   Parent holding company or control person in accordance with
                    Rule 13d-1(b)(ii)(G) under the Exchange Act;

         (h) [  ]   Savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

         (i) [  ]   Church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act;

         (j) [  ]   Group in accordance with Rule 13d-1(b)(ii)(H) under the
                    Exchange Act.

ITEM 4.             OWNERSHIP.

         (a)        Amount beneficially owned:

                    See item 9 on Page 2

         (b)        Percent of class:

                    See item 11 on Page 2

         (c)        Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:

                               See item 5 on Page 2

                    (ii)       Shared power to vote or to direct the vote:

                               See item 6 on Page 2

                    (iii)      Sole power to dispose or to direct the
                               disposition of:

                               See item 7 on Page 2

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                    (iv)       Shared power to dispose or to direct the
                               disposition of:

                               See item 8 on Page 2

ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    Not Applicable

ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON.

                    Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                    Not Applicable

ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    Not Applicable

ITEM 9.             NOTICE OF DISSOLUTION OF GROUP.

                    Not Applicable

ITEM 10.            CERTIFICATION.

                    By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 14, 2003
                                       -----------------------------------------
                                        (Date)



                                       ING GROEP N.V.


                                       By:

                                       /s/ Henricus J. Bruisten
                                       -----------------------------------------
                                       (Signature)

                                       Henricus J. Bruisten
                                       Assistant General Counsel
                                       -----------------------------------------
                                       (Name/Title)


                                       /s/ Reinout K. Pijpers
                                       -----------------------------------------
                                       (Signature)

                                       Reinout K. Pijpers
                                       Assistant General Counsel
                                       -----------------------------------------
                                       (Name/Title)